Exhibit 10.1

Execution Version

SETTLEMENT AGREEMENT

This Settlement Agreement (this “Agreement”) is made as of September 28, 2017 (the “Effective Date”) by and between IOENGINE, LLC, a Delaware limited liability company (“IOENGINE”), GlassBridge Enterprises, Inc. f/k/a Imation Corp., a Delaware corporation (“GlassBridge”), and Scott F. McNulty (“McNulty” and together with IOENGINE and GlassBridge, each a “Party” and collectively, the “Parties”).

WHEREAS, on December 31, 2014 IOENGINE brought suit against GlassBridge for infringement of United States Patent No. 8,539,047 (the “’047 Patent”) in the proceeding currently styled as IOENGINE, LLC v. GlassBridge Enterprises, Inc., f/k/a Imation Corp., C.A. No. 14-01572-GMS (the “Lawsuit”), in the United States District Court for the District of Delaware (the “Court”);

WHEREAS, GlassBridge, as Counterclaim-Plaintiff, brought counterclaims against IOENGINE and McNulty, as Counterclaim-Defendants, in the Lawsuit;

WHEREAS, after a five-day jury trial held in February 2017, the jury returned a verdict finding that each accused GlassBridge product infringes the asserted claims of the ’047 Patent, that each asserted claim of the ’047 Patent was not shown to be invalid, and that no one other than McNulty was shown to be the inventor of the inventions claimed in the ’047 Patent;

WHEREAS, none of the Parties concedes the sufficiency or validity of any claims, counterclaims, or defenses that were asserted or could be asserted in the Lawsuit by any of the Parties or any other person; and

WHEREAS, the Parties now desire to settle the Lawsuit and enter into this Agreement providing for a full, final, complete, and global settlement of the subject matter of the Lawsuit and for certain releases and covenants, all on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and releases and the other good and valuable consideration contained herein, the sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.0        DEFINITIONS

1.1       “IOENGINE Patents” means U.S. Patent No. 8,539,047 (the “’047 Patent”) and all patents in all jurisdictions worldwide that claim priority based upon or in common with the ’047 Patent, including any divisional, continuation, continuation-in-part, reissue, reexamination, foreign counterpart, or extension thereof.

1.2       “GlassBridge Products” means all products, services, devices, systems, or components that were designed, branded, made, used, sold, offered for sale, imported, exported, supplied or otherwise provided by or for GlassBridge, in all cases on or before February 1, 2016. For the avoidance of doubt, “GlassBridge Products” shall not include any product, service, device, system, or component, that was designed, branded, made, used, sold, offered for sale, imported, exported, supplied or otherwise provided by or for any third party, or by or for GlassBridge after February 1, 2016.

1.3       “Release Conditions” means each of the following: (1) the payment by GlassBridge to IOENGINE of the Upfront Payment Amount as specified in Section 3.1(a); (2) the issuance and delivery by GlassBridge to IOENGINE of the Settlement Note as specified in Section 3.1(b); and (3) the execution by GlassBridge and delivery to IOENGINE of the Pledge Agreement as specified in Section 3.1(b).

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2.0	COVENANT AND RELEASE

2.1        Release by IOENGINE. Subject to the occurrence of the Release Conditions specified in Section 1.3, IOENGINE, on behalf of itself and its successors and assigns hereby releases, acquits, and forever discharges GlassBridge from any and all actions, causes of action, claims, demands, liabilities, losses, defenses, counterclaims, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown as of the Effective Date, arising out of the facts, circumstances, events, transactions or occurrences underlying or giving rise to or otherwise related to the allegations in the Lawsuit or the infringement of the IOENGINE Patents by the GlassBridge Products, provided that none of the foregoing shall be construed as releasing any third party.

2.2        Release by GlassBridge. Subject to the satisfaction of the conditions on the Release by IOENGINE specified in Section 2.1, GlassBridge, on behalf of itself and its successors and assigns hereby releases, acquits, and forever discharges IOENGINE and McNulty from any and all actions, causes of action, claims, demands, liabilities, losses, defenses, counterclaims, damages, attorneys’ fees, court costs, or any other form of claim or compensation, whether known or unknown as of the Effective Date, arising out of the facts, circumstances, events, transactions or occurrences underlying or giving rise to or otherwise related to the allegations in the Lawsuit or the ownership, validity, or enforceability of the IOENGINE Patents, provided that none of the foregoing shall be construed as releasing any third party.

2.3       Dismissal. Within three (3) business days of the occurrence of the Release Conditions, IOENGINE, GlassBridge and McNulty shall file with the Court a joint stipulation substantially in the form attached hereto as Exhibit A, or in such other form as required for approval by the Court, to effectuate the dismissal with prejudice of all claims, defenses, and counterclaims brought in the Lawsuit.

2.4       Covenant by IOENGINE. Subject to the occurrence of the Release Conditions specified in Section 1.3, IOENGINE, on behalf of itself and its successors and assigns, hereby covenants and agrees not to sue or threaten to sue GlassBridge for direct, indirect, contributory, or induced infringement arising out of the facts, circumstances, events, transactions or occurrences underlying or giving rise to or otherwise related to the allegations in the Lawsuit of any IOENGINE Patent by any products, services, devices, systems, or components designed, branded, made, used, sold, offered for sale, imported, exported, supplied or otherwise provided by or for GlassBridge, including by way of litigation, arbitration, claim, counterclaim, or any other allegation or proceeding in any court or patent office, anywhere in the world.

2.5       Covenant by GlassBridge. Subject to the satisfaction of the conditions on the Covenant by IOENGINE specified in Section 2.4, GlassBridge, on behalf of itself and its successors and assigns, hereby covenants and agrees not to contest or challenge, directly or indirectly, the validity or enforceability of any IOENGINE Patent or its ownership by IOENGINE, including by way of litigation, arbitration, claim, counterclaim, or any other allegation or proceeding in any court or patent office, anywhere in the world, or to aid, abet, assist, or cooperate with, directly or indirectly, any third party in contesting or challenging the validity or enforceability of any IOENGINE Patent, or its ownership by IOENGINE.

2.6       The releases, dismissals and covenants in this Section 2 are personal to the Parties and shall not confer or extend any benefit or protection to any third party.

2.7 To the extent that the Parties do not have the right to grant fully the releases, covenants, and other rights set out in this Agreement, each party grants the broadest such rights that it is entitled to grant consistent with the terms set out herein.

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3.0	CONSIDERATION

3.1       In consideration for the releases, dismissals and covenants granted by IOENGINE herein, GlassBridge shall pay to IOENGINE the sum of seven million, seven hundred and fifty thousand United States dollars ($7,750,000) (the “Settlement Amount”), payable as follows:

a.       A cash payment of three million, seven hundred and fifty thousand United States dollars ($3,750,000), payable in cash on or before October 5, 2017 (the “Upfront Payment Amount”); and

b.       The issuance and delivery by GlassBridge to IOENGINE of that certain Secured Promissory Note in the principal amount of four million dollars ($4,000,000) attached hereto as Exhibit B (the “Settlement Note”), secured by the grant of collateral pursuant to the terms and conditions of that certain Pledge Agreement (the “Pledge Agreement”) attached hereto as Exhibit C.

3.2.        All payments made under this Agreement and the Settlement Note shall be made by electronic transfer of funds to Simpson Thacher and Bartlett LLP’s client trust fund bank account, on behalf of IOENGINE, as follows:

Bank Name:
Bank Address:
Account No.:
ABA No.:
Swift Code:
Account Name:
Payee Name:
Payee Address:
Payee Phone number:

3.3       Payment of the Settlement Amount shall be made by GlassBridge without any deduction, set off, or withholding for, or on account of, any tax, claim for reimbursement, or other charge.

4.0	WARRANTIES

4.1       GlassBridge represents and warrants to IOENGINE that: (a) it is a validly existing business in good standing under the laws of the State of Delaware and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein; and (b) there are no licenses liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

4.2       IOENGINE represents and warrants to GlassBridge that: (a) it is a validly existing business in good standing under the laws of the respective jurisdictions in which it has activities, and has the full power and authority to enter into this Agreement and to perform its obligations hereunder and consummate the transactions contemplated herein; (b) it owns the IOENGINE Patents as of the Effective Date, and no third party owns any right to enforce or recover for infringement of the IOENGINE Patents by GlassBridge on or before the Effective Date; and (c) there are no licenses liens, conveyances, mortgages, assignments, encumbrances, or other agreements that would prevent or impair the full and complete exercise of the terms of this Agreement.

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4.3      Except for those representations and warranties set forth in this Section 4, neither Party makes any other representations or warranties herein.

5.0	TERM AND TERMINATION

5.1       This Agreement shall not be binding on the Parties until it has been signed below by all Parties, at which time it shall be deemed effective as of its Effective Date.

5.2       This Agreement may only be terminated by mutual written agreement of the Parties.

6.0	ASSIGNABILITY

None of the Parties may transfer, grant, or assign any rights or delegate any duties or obligations under this Agreement to any third party without the prior written consent of the other Parties, and any attempted assignment without such consent shall be null and void. Notwithstanding the foregoing, IOENGINE may assign its rights under this Agreement to an Approved Assignee provided that such Approved Assignee unconditionally assumes all of IOENGINE’s obligations arising under this Agreement.  For purposes of this Section 6.0, “Approved Assignee” means: (a) an acquirer of all or substantially all of the equity or assets of IOENGINE’s business to which this Agreement relates, or (b) the surviving entity in any merger, consolidation, equity exchange, or reorganization of IOENGINE’s business to which this Agreement relates; or (c) any entity with respect to which GlassBridge expressly approves in a prior writing, such consent not to be unreasonably withheld. All covenants contained herein shall run with the IOENGINE Patents and shall be binding on any permitted successors-in-interest or assigns thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their permitted successors and assigns. Nothing in this Agreement precludes IOENGINE from assigning, selling, or exclusively licensing the IOENGINE Patents to any third party, provided the assignment, sale, or exclusive license does not conflict with the terms of this Agreement.

7.0	CONFIDENTIALITY, DISCLOSURE & PUBLICITY

7.1               General Confidentiality Provisions. The terms and conditions of this Agreement, the Settlement Note and the Pledge Agreement (collectively, the “Settlement Agreements”) and all correspondence relating to the Settlement Agreements are confidential. The Parties and their successors, assigns and affiliates, shall keep the terms and conditions of the Settlement Agreements strictly confidential and no Party or any successor, assignee or affiliate shall now or hereafter disclose such terms and conditions to any third party for so long as such terms and conditions remain confidential except: (i) with the prior written consent of the other Parties, which consent shall not be unreasonably withheld, (ii) as may be required by applicable law, regulation, or order of a governmental authority of competent jurisdiction other than as contemplated by Section 7.2 below, (iii) as contemplated in Section 7.2 and Section 7.3 below, (iv) during the course of litigation, provided that any such disclosure is subject to the same restrictions as is the confidential information of the other litigating parties and such restrictions are embodied in a court-entered protective order limiting disclosure to outside counsel, or (v) in confidence to the professional legal and financial counsel representing such Party. With respect to the foregoing (ii) and (iv), such disclosing Party shall, to the extent legally permissible, provide the other Parties with prior written notice of such applicable law, regulation, or order and, at the request of such other Parties, use reasonable efforts to limit the disclosure to the minimum necessary terms and conditions of this Agreement, and, in the disclosing Party’s sole and absolute discretion, to obtain a protective order or other confidential treatment. Notwithstanding the foregoing, and subject to Section 7.3, IOENGINE may disclose the terms of the Settlement Agreements to third parties in licensing discussions that are subject to non-disclosure or confidentiality obligations.

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7.2               GlassBridge Form 8-K. The Parties acknowledge that GlassBridge may, in GlassBridge’s sole and absolute discretion: (a) disclose the terms and conditions of the Settlement Agreements as a “Material Definitive Agreement” on a Current Report on Form 8-K in substantially the form attached hereto as Exhibit C (the “Form 8-K”) promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, (b) file each of the Settlement Agreements as exhibits to the Form 8-K and (c) make reference to the Form 8-K disclosures in filings with the SEC subsequent to the Form 8-K. GlassBridge shall not criticize, disparage, or otherwise denigrate IOENGINE or the IOENGINE Patents in the Form 8-K. Subject to the obligations of the Parties set forth in Section 7.3, any Party shall be permitted to disclose (but not publicize) or refer to any terms or conditions of the Settlement Agreements that are made or become non-confidential pursuant to GlassBridge’s filing of a Form 8-K.

7.3       Public Statements. No Party shall be permitted to facilitate the publication of press releases, announcements or other public statements with respect to the settlement of the Lawsuit (collectively, each a “Public Statement”). The Parties shall maintain the confidentiality of the material terms of the Settlement Agreements and the transactions contemplated by the Settlement Agreements to the extent they remain confidential, and further provided that neither Party shall criticize, disparage, or otherwise denigrate the other Parties or the IOENGINE Patents. If any Public Statement is required by law, the disclosing Party agrees to provide the non-disclosing Parties prior notice and an opportunity to comment on the proposed Public Statement. Nothing contained in this Section 7.3 shall have the effect of limiting the rights of GlassBridge set forth in Section 7.2 above.

8.0	DISPUTE RESOLUTION

In the event of any dispute arising under this Agreement between the Parties, the dispute shall be settled by binding arbitration in the manner described below:

8.1.       Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Parties of such intention and the issues for resolution.

8.2       Additional Issues. Within ten (10) business days after the receipt of the Arbitration Request, the other Parties may, by written notice, add additional issues for resolution.

8.3       Arbitration Procedure. The arbitration shall be held in Wilmington, Delaware, under the rules of the American Arbitration Association (“AAA”). Discovery shall be under the U.S. Federal Rules of Civil Procedure then in effect in the District Court for the District of Delaware. The arbitration shall be conducted by three (3) arbitrators who are knowledgeable in the subject matter at issue in the dispute. One (1) arbitrator will be selected by IOENGINE, one (1) arbitrator will be selected by GlassBridge, and the third arbitrator will be selected by mutual agreement of the two (2) arbitrators selected by the Parties. The arbitrators may proceed to an award, notwithstanding the failure of any Party to participate in the proceedings. The arbitrators shall, within fifteen (15) days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall be authorized to award compensatory damages, but shall not be authorized to award non-economic damages or punitive damages, to reform, modify, or materially change this Agreement or any other agreements contemplated hereunder, or to adjudge the validity, enforceability, or ownership of any IOENGINE Patent. The arbitrators also shall be authorized to grant any temporary, preliminary, or permanent equitable remedy or relief the arbitrators deem just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The arbitrators’ award shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrators may be enforced in any court having competent jurisdiction thereof, subject only to revocation on grounds of fraud or clear bias on the part of the arbitrators. Notwithstanding anything contained in this Section 8 to the contrary, each Party shall have the right to institute judicial proceedings against the other Parties or anyone acting by, through, or under such other Parties, in order to enforce the instituting Party’s rights hereunder through specific performance, injunction, or similar equitable relief.

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8.4       Costs; Satisfaction. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of any arbitration, and IOENGINE and McNulty on the one hand, and GlassBridge on the other hand, shall pay an equal share of the fees and costs of the arbitrators. Absent the filing of an application to correct or vacate the arbitration award as permitted by applicable law, each Party shall fully perform and satisfy the arbitration award within fifteen (15) days of the service of the award.

8.5       Waiver. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a dispute between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

9.0	NOTICES

9.1       All notices required or permitted to be given hereunder shall be in writing and shall be deemed delivered (i) upon receipt if delivered by hand, (ii) the next business day after being sent by prepaid, nationally-recognized, overnight air courier, (iii) five (5) business days after being sent by registered or certified airmail, return receipt required, postage prepaid, or (iv) upon transmittal when transmitted by confirmed telecopy (provided that such notice is followed notice pursuant to any of (i) – (iii) above).

9.2       All notices shall be addressed as follows:

If to IOENGINE, to:

IOENGINE, LLC

22 Ensign Road

Norwalk, CT 06853

Attn: Scott McNulty, CEO

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Noah M. Leibowitz, Esq. & Greg Chuebon, Esq.

If to McNulty, to:

Scott McNulty

22 Ensign Road

Norwalk, CT 06853

SETTLEMENT AGREEMENT (GlassBridge Enterprises, Inc. / IOENGINE LLC)	Page 6 of 9

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave.

New York, NY 10017

Attn: Noah M. Leibowitz, Esq. & Greg Chuebon, Esq.

If to GlassBridge, to:

GlassBridge Enterprises, Inc.

1099 Helmo Avenue, Suite 250

Oakdale, MN 55128

Attn: Danny Zheng, Chief Financial Officer

with a copy to:

GlassBridge Enterprises, Inc.

1099 Helmo Avenue, Suite 250

Oakdale, MN 55128

Attn: Tavis J. Morello, General Counsel

and to:

Quinn Emanuel Urquhart & Sullivan, LLP

50 California Street, 22nd Floor

San Francisco, California 94111

Attn: Charles K. Verhoeven, Esq. & Carl G. Anderson, Esq.

10.0	MISCELLANEOUS

10.1       This Agreement represents the settlement of disputed claims asserted by each Party. Nothing contained herein is or is to be construed as an admission or evidence of fault, liability or wrongdoing of any kind by any Party.

10.2       IOENGINE has no obligation hereunder to institute any action or suit against any third party for infringement of any IOENGINE Patent, or to defend against any action challenging the validity or enforceability of any IOENGINE Patent. GlassBridge has no right to institute any action against any third party for infringement of any IOENGINE Patent.

10.3       Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for any other Party under this Agreement. There is no fiduciary duty or special relationship of any kind arising between the Parties due to this Agreement. Each Party expressly disclaims any reliance on any act, word, or deed of the other Parties in entering into this Agreement.

10.4       Nothing contained in this Agreement shall be construed as conferring any right to a license or to otherwise use any intellectual property, including without limitation any patent, patent application, trademark, service name, service mark, trade dress, trade secret or any other intellectual property belonging to IOENGINE or McNulty, including the IOENGINE Patents.

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10.5       This Agreement is solely for the benefit of the Parties, there are no intended third-party beneficiaries of this Agreement, and no provision hereof shall be deemed to confer upon any third party, including without limitation Kingston Technology Corporation and any affiliates or subsidiaries thereof, any remedy, defense, release, reimbursement, or other right, or any covenant, consent, waiver, or acquiescence with respect to such third party’s conduct.

10.6       If any portion of this Agreement is found to be invalid, illegal, or unenforceable for any reason, the remainder of the Agreement shall continue in force and, if needed, the Parties or a court of competent jurisdiction shall substitute suitable provisions having like economic effect and intent.

10.7       This Agreement, together with the attached Exhibits, constitutes the full, complete and entire understanding of the Parties with respect to the subject matter of this Agreement, the Lawsuit, and the IOENGINE Patents, and replaces any prior oral or written communications, discussions, or agreements between them. This Agreement cannot be modified, terminated, or amended in any respect orally or by conduct of the Parties. Any termination, modification, or amendment of this Agreement may be made only by a writing signed by all Parties. No waiver of any provision of this Agreement shall be binding in any event unless executed in writing by the Party making such waiver.

10.8       This Agreement may be executed in several counterparts, each of which is deemed to be an original but all of which constitute one and the same instrument.

10.9       Each Party and its counsel have reviewed and approved this Agreement, and accordingly any presumption or rule of construction permitting ambiguities to be resolved against the drafting party shall not be employed in the interpretation or application of this Agreement.

10.10       This Agreement shall be construed, and the relationship between the Parties determined, in accordance with the laws of the State of New York, notwithstanding any choice-of-law principle that might dictate a different governing law. Notwithstanding the content of Section 8 herein, each Party irrevocably agrees, consents, and submits to jurisdiction and venue in the federal and state courts located within Wilmington, Delaware, with respect to any other dispute arising out of or relating in any way to this Agreement, and the Parties hereby waive all defenses based upon forum non conveniens, improper venue, or personal jurisdiction. Neither Party shall use the choice of law or venue provision in this Agreement to support or oppose a transfer motion in any litigation.

10.11       With respect to claims released under this Agreement, the Parties acknowledge that they may have sustained damages, losses, costs, or expenses which are presently unknown and unsuspected and that such damages, losses, costs, or expenses as may have been sustained may give rise to additional damages, losses, costs, or expenses in the future. The Parties further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown claims, counterclaims, causes of action, damages, losses, costs, and expenses arising from or relating to the Action and the relationship between the Parties, and the Parties voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statute, rule, or common law principle, in law or equity, relating to limitations on general releases.

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10.12       EXCEPT AS PROVIDED EXPLICITLY HEREIN, IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANY OTHER PARTY OR ANY OTHER PERSON OR ENTITY (UNDER CONTRACT, STRICT LIABILITY, NEGLIGENCE, OR OTHER THEORY) FOR SPECIAL, INDIRECT, EXEMPLARY, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS, OPPORTUNITIES, OR SAVINGS, ARISING OUT OF OR RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties as of the Effective Date.

[GLASSBRIDGE:]

GLASSBRIDGE ENTERPRISES, INC.

By:	/s/ Danny Zheng
Name:	Danny Zheng
Title:	Chief Financial Officer
Interim Chief Executive Officer

[IOENGINE:]

IOENGINE, LLC

By:	/s/ Scott McNulty
Name:	Scott McNulty
Title:	CEO

[MCNULTY:]

/s/ Scott McNulty
Scott McNulty

Signature Page to Settlement Agreement

EXHIBIT A

Form of Stipulation of Dismissal

IN THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE

IOENGINE, LLC,	)
)
PLAINTIFF,	)
)
v.	)
)
GLASSBRIDGE ENTERPRISES, INC., f/k/a IMATION CORP.,	)
)
DEFENDANT.	)	CIVIL ACTION NO. 14-1572-GMS
)
)
)
GLASSBRIDGE ENTERPRISES, INC., f/k/a IMATION CORP.,	)
)
COUNTERCLAIM-PLAINTIFF,	)
)
v.	)
)
IOENGINE, LLC and SCOTT F. McNULTY,	)
)
COUNTERCLAIM-DEFENDANTS.	)
)

STIPULATION OF DISMISSAL

WHEREAS, on December 31, 2014, Plaintiff IOENGINE, LLC (“IOENGINE”) sued Defendant GlassBridge Enterprises, Inc., f/k/a Imation Corp. (“GlassBridge”) for patent infringement (D.I. 1);

WHEREAS, the parties participated in a five-day jury trial in the above-referenced action from February 13, 2017 through February 17, 2017;

WHEREAS, on February 17, 2017, the jury delivered its verdict, finding in favor of IOENGINE that all asserted claims of U.S. Patent 8,539,047 are infringed by each of the accused products, are not invalid, and that no individual other than Mr. McNulty made a significant contribution to the idea claimed in any claim of U.S. Patent 8,539,047 (D.I. 201); and

WHEREAS, the parties have informed the Court that they have settled their respective claims for relief asserted in this case.

IT IS HEREBY STIPULATED by the parties, subject to the approval of the Court, that all claims for relief asserted herein against GlassBridge, IOENGINE, and Scott F. McNulty by IOENGINE and GlassBridge shall be dismissed, with prejudice; and

IT IS HEREBY STIPULATED by the parties, subject to the approval of the Court, that all attorneys’ fees, costs of court, and expenses shall be borne by each party incurring the same.

SMITH, KATZENSTEIN & JENKINS LLP	MORRIS JAMES LLP

/s/	/s/
Neal C. Belgam (No. 2721)	Kenneth L. Dorsney (No. 3726)
Eve H. Ormerod (No. 5369)	500 Delaware Avenue, Suite 1500
1000 West Street, Suite 1501	Wilmington, DE 19801-1494
Wilmington, DE 19801	(302) 888-6800
302-652-8400	kdorsney@morrisjames.com
nbelgam@skjlaw.com
eormerod@skjlaw.com

Attorneys for Plaintiff IOENGINE LLC	Attorneys for Defendant GlassBridge
Enterprises, Inc.

Dated: September 28, 2017

SO ORDERED this _____ day of __________, 2017

United States District Court Judge

EXHIBIT B

Settlement Note

EXHIBIT C

Pledge Agreement

EXHIBIT D

Form of Current Report on Form 8-K